July 21, 2020

Dito, Inc.

413 West 14th Street

New York, New York

10014

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

 We have acted as counsel to Dito, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale by certain selling securityholders of up to 2,962,480 shares of common stock, par value $0.001 per share, of the Company (the "Shares").

 We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. In addition, in rendering our opinions set forth below, we have assumed that all agreements or instruments relevant hereto are the valid, binding and enforceable obligations of all parties thereto, other than the Company. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials. Our opinions expressed below are limited to the Delaware General Corporation Law.

 Based on and subject to the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

Nauth LPC  •  www.nauth.com  •  T  416.477.6031  •  F  416.477.6032
217 Queen Street West - Suite 401, Toronto, Ontario, M5V 0R2

July 21, 2020

 Our opinions set forth above are subject to the following qualifications and exceptions:

(a) Our opinion set forth above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws).

(b) Our opinion set forth above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c) Our opinion set forth above is subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d) We express no opinion as to (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of Delaware, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person's or entity's negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

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July 21, 2020

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Nauth LPC

Nauth LPC

DDN

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